China Power Equipment Announced Appointment of Two Independent Directors

New York, March 16, 2010 /PRNewswire-FirstCall/ -- China Power Equipment, Inc. (“China Power Equipment”, OTC Bulletin Board: CPQQ), the manufacturer of a new generation of energy saving electric transformer cores and transformers in the People’s Republic of China, today announced the appointments of Mr. Junyi Li (“Mr. Li”) and Mr. Siu Kuen Leung (“Mr. Leung”) as independent directors to the Company’s Board of Directors. Together with the Company’s current three board members, the company’s board now consists of five members. Three of the five board members each qualify as “independent” directors as defined by the rules of the NASDAQ Stock Market.

Mr. Li was appointed as an independent director effective March 10, 2010. Mr. Li has been active in the amorphous alloy industry for more than 30 years and has served as Vice President of Advanced Science & Technology Co., Ltd. (Public, SHE: 000969) since 2004. Mr. Li previously served as the Executive Deputy Chief of National Amorphous and Nano-Crystalline Engineering Center, and General Manager of the Amorphous Division. As a senior engineer in the industry, Mr. Li was named as an “Advanced Individual” of the “Ninth Five-Year National Key Science and Technology Research Programs” and awarded a special government allowance for scientists. He was also awarded the Second Prize of National Science and Technology Progress and the First Prize of Metallurgical Science and Technology Progress. Mr. Li has a Bachelor’s degree from Northeastern University and serves as an instructor in the university.

Mr. Leung was appointed as an independent director effective March 10, 2010. Mr. Leung is a member of the Hong Kong Institute of Certified Public Accountants and an associate of the Chartered Institute of Management Accountants (U.K.), with more than 20 years of experience in accounting and finance. He has been an independent director of Everpride Biopharmaceutical Company Limited, a company listed on the Growth Enterprise Market of the Hong Kong Stock Exchange, since November 2009. He was an executive director of China Golden Development Holding Limited, a company listed on the main board of the Hong Kong Stock Exchange, during the period from April 2007 to December 2008. Mr. Leung holds a Master of Business Administration degree and a Bachelor of Science (economics) degree from Hong Kong Polytechnic (now named the Hong Kong Polytechnic University).

Mr. Yong Xing Song, Chairman of the Board of China Power Equipment, said, “We are pleased to have individuals of this high caliber join us as independent directors on our board of directors. We look forward to the substantial knowledge and diverse experience that both will contribute to our Company. I believe Mr. Leung, with his extensive experience, will help to further enhance the Company’s financial systems and internal controls. Mr. Li will bring new perspectives, understanding, and great knowledge to our amorphous alloy transformer core and transformer business.

Mr. Song continued, “These outstanding professionals will be good stewards for China Power Equipment’s shareholders as we navigate the technological and financial markets. The election of these board members is major step toward achieving our goal to maximize value for our shareholders.”

About China Power Equipment, Inc.

China Power Equipment, Inc., through its wholly-owned subsidiary, Xi’an Amorphous Zhongxi Co., Ltd., has developed a proprietary patented technology to produce a new generation of energy saving electricity transformers and transformer cores. The company currently manufactures 59 models of transformers in four product series that are sold throughout China. The company was formed in 2006 as a U.S. corporation, and in November 2006, created a Chinese subsidiary that was granted a license as a privately held wholly owned foreign enterprise by the Chinese government.

Safe harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts, and legal restrictions on raising capital or acquiring companies outside China.

Additional risks that could affect our future operating results are more fully described in our filings with United States Securities and Exchange Commission. These filings are available at www.sec.gov.

We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf except as required by law.

For more information on China Power Equipment please visit our website at www.chinapower-equipment.com.

For more information, please contact:

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Mobile +86-139-2337-7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86-139-1141-3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1-212-618-1978 in the USA
kli@christensenir.com

SOURCE China Power Equipment, Inc.

www.chinapower-equipment.com